EXHIBIT 99.2


                                 KERSEY BANCORP

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Kersey Bancorp (the "Company") will be held at _____ a.m., Colorado time, on ____________ , 1998, at the Company's offices at 301 First Street, Kersey, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of May 8, 1998 among the Company, its wholly-owned subsidiary Independent Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association) ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (the aforementioned mergers being referred to herein collectively as the "Reorganization").

         Upon the consummation of the Plan of Reorganization, each Company shareholder will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the Effective Date (as defined) of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set ____________ , 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law. A copy of the applicable statute is attached to the Proxy Statement/Prospectus.

                                           By order of the Board of Directors,


                                           ___________________________________
                                           Larry G. Neuschwanger
                                           President


Dated:_______________ , 1998

         Please mark, sign and return the enclosed proxy in the envelope provided.